Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 8, 2022, with respect to the consolidated financial statements of Agiliti, Inc. and subsidiaries, for each of the years ended December 31, 2021 and 2020 and for the period January 4, 2019 through December 31, 2019 and the consolidated financial statements of Agiliti Health, Inc. and subsidiaries for the period January 1, 2019 through January 3, 2019 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

June 17, 2022